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                                                                   EXHIBIT 11.1


                       COMPUTATION OF PER SHARE EARNINGS



                                                             Years Ended June 30,
                                                             --------------------
                                                       1996         1995         1994
                                                       ----         ----         ----
                                                 (In thousands, except per share amounts)
WEIGHTED AVERAGE SHARES
 Common stock outstanding                               9,048        8,221       8,037
 Common stock equivalents, treasury stock method            -          177         197
                                                      -------       ------      ------
                                                        9,048        8,398       8,234
                                                      =======       ======      ======
NET INCOME PER COMMON SHARE

 Net income applicable to common stockholders         $(9,891)      $5,328      $  222

 Shares used in per common share computation            9,048        8,398       8,234

 Net income per common share                          $ (1.09)      $ 0.63      $ 0.03



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